Exhibit 10.49

James C. Mullen Chief Executive Officer Patheon Inc. U.S. Headquarters 4721 Emperor Blvd., Suite 200 Durham, North Carolina 27703

August 15, 2011

PRIVATE AND CONFIDENTIAL
HAND DELIVERED
Ms. Rebecca Holland New
201 Reading Road
Flemington, New Jersey 08822

Dear Rebecca:

RE: Employment Agreement: Senior Vice President, Human Resources

This employment agreement represents your contractual arrangements with Patheon Pharmaceuticals Services Inc. and supersedes any arrangements, understandings and verbal commitments to you during our discussions. Please sign and return the employment agreement. Upon receiving the signed employment agreement from you, we will execute it and return a copy of the fully executed document to you for your files.

Sincerely,

Patheon Inc.

/s/ James C. Mullen

James C. Mullen
Chief Executive Officer

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of August 15, 2011 (the “Effective Date”), between Patheon Pharmaceuticals Services Inc. (the “Company”) and Rebecca Holland New (the “Executive”).

A.    The Company is a subsidiary of Patheon Inc. (“Patheon”). Patheon is in the business of providing its customers with pharmaceutical development services, clinical trial manufacturing and packaging, and commercial manufacturing and packaging. The Company serves as the corporate shared services entity for Patheon and other members of the Patheon Group. As used herein, “Patheon Group” means Patheon and any entity controlled by Patheon.

B.    The Company and the Executive wish to enter into this Agreement to set forth the rights and obligations of each of them with respect to the employment of the Executive.

C.    The Company wishes to employ the Executive pursuant to the terms and subject to the conditions set forth in this Agreement.

D.    The Executive wishes to be employed by the Company pursuant to the terms and subject to the conditions set forth in this Agreement.

E.    The Company and the Executive agree that the terms, provisions and mutual covenants of this Agreement suffice as adequate consideration for their mutual promises made in this Agreement.

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1
Governing Law. This Agreement shall be construed and interpreted in accordance with the substantive laws of the State of North Carolina, without giving effect to any choice or conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of North Carolina. The state and federal courts located in North Carolina shall be the exclusive forum for the adjudication of all disputes between the parties arising out of or relating to this Agreement. Each of the parties hereby irrevocably consents to the personal jurisdiction of the federal and state courts in the State of North Carolina with respect to any matters arising out of this Agreement and waives any and all objections and defenses to such personal jurisdiction regardless of whether such objection or defense is based upon the venue, North Carolina's long-arm statute, residence and/or contacts with North Carolina, the convenience of the witnesses and/or parties, the inconvenience of the forum, or otherwise.

1.2	Definitions. In this Agreement, including Schedule A and B hereto, unless the context otherwise requires, the following terms shall have the following meanings, respectively:

(a)	“Board of Directors” means the Board of Directors of Patheon.

(b)
“Cause” means the determination, in good faith, by the Company, after notice to the Executive that one or more of the following events has occurred: (i) the Executive has failed to perform her material duties and, if curable, such failure has not been cured after a period of thirty (30) days' notice from the Company; (ii) any reckless or grossly negligent act by the Executive having the effect of injuring the interests, business, or reputation of any member of the Patheon Group in any material respect; (iii) the Executive's commission of any felony (including entry of a nolo contendere plea); (iv) any misappropriation or embezzlement of the property of any member of the Patheon Group; or (v) a breach of any material provision of this Agreement by the Executive, which breach, if curable, remains uncured for a period of thirty (30) days after receipt by Executive of notice from the Company of such breach.

(c)	“Change in Control” means any of the following events:

(i)
Any "Person" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than JLL Partners or its affiliates, becomes a Beneficial Owner (within the meaning of Exchange Act Rule 13d-3) of more than fifty percent (50%) of the voting power of the then outstanding voting securities of Patheon entitled to vote generally in the election of directors;

(ii)
There is consummated a merger or consolidation of Patheon or any direct or indirect subsidiary of Patheon with any other company, other than a merger or consolidation that would result in the voting securities of Patheon outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the securities of Patheon or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(iii)
The shareholders of Patheon approve a plan of complete liquidation or dissolution of the company or there is consummated an agreement for the sale or disposition by Patheon of all or substantially all of its assets.

However, in no event shall a “Change in Control” be deemed to have occurred for purposes of this Agreement solely because Patheon (or any member of the Patheon Group) engages in an internal reorganization, which may include a transfer of assets to, or a merger or consolidation with, one or more affiliates.

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)
“Good Reason” means the occurrence of any of the following events without the consent of the Executive: (i) a material reduction of the Executive's duties or responsibilities that is inconsistent with the Executive's position as described in this Agreement (i.e., that would result in a de facto reduction in rank) or a change in Executive's reporting relationship such that Executive no longer reports directly to the Chief Executive Officer; (ii) a material breach by the Company of this Agreement, or (iii) a requirement by the Company that the Executive work more than fifty (50) miles from Executive's principle office.  A termination of the Executive's employment by Executive shall not be deemed to be for Good Reason unless (i) the Executive gives notice to the Company of the existence of the event or condition constituting Good Reason within thirty (30) days after such event or condition initially occurs or exists, (ii) the Company fails to cure such event or condition within thirty (30) days after receiving such notice, and (iii) the Executive's “separation from service” within the meaning of Section 409A of the Code occurs not later than ninety (90) days after such event or condition initially occurs or exists.

ARTICLE 2
EFFECTIVE DATE; TERMS OF EMPLOYMENT

2.2	Term

The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company pursuant to the terms and subject to the conditions of this Agreement (including, without limitation, Article 6 and Schedules A and B), commencing on the Effective Date. The Executive's employment with the Company will be “at will,” meaning that either the Executive or the Company will be entitled to terminate the Executive's employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to the Executive are superseded by this Agreement. This is the full and complete agreement between the Executive and the Company on this term. Although the Executive's job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the “at will” nature of the Executive's employment may only be changed in an express written agreement signed by the Executive and a duly authorized officer of the Company.

2.2	Position and Duties

The Executive shall be employed by the Company and shall serve as Senior Vice President, Human Resources, with such authority, duties and responsibilities as are commensurate with such position, reporting to the Chief Executive Officer. In addition, the Executive will be a member of the Patheon Group's Executive Committee and will, if so requested by the Company or Patheon, become an officer of Patheon and of any members of the Patheon Group.

The Executive shall also be responsible for the functions and responsibilities set out in the Position Description attached hereto as Schedule A.

The location of the Executive's employment will be the Company's Raleigh/Durham offices, located at 4721 Emperor Boulevard, Suite 200, Durham, North Carolina 27703, USA, or such other location where the principal executive offices may be relocated from time to time by the Company. The Executive will be expected to be at the Company's Raleigh/Durham offices or any other offices of the Company or otherwise engaged in the performance of her duties at least five days per week, subject to required business travel, vacation and holidays. The Executive will be eligible for relocation assistance in accordance with the North American Tier 1 program. The move must be completed within twelve (12) months of Executive's employment. Notwithstanding anything to the contrary in the North American Tier 1 program, Executive shall be entitled to a one time lump sum payment on potential loss of sale of Executive's residence in New Jersey, in the amount of gross $117,669 (net $75,000). This amount will be treated as taxable income and will be paid on July 31, 2011. A second relocation incentive payment will be made within thirty (30) days of completion of Executive's relocation. This payment will be in the gross amount of $50,000. If the loss of sale is less than expected, the second relocation incentive payment will be reduced to offset any overpayment on the loss of sale (net $75,000) referenced above. If the Executive's employment is terminated other than (i) for Good Reason (as defined below) or (ii) without Cause (as defined below) by the Company, before the third (3rd) anniversary of the Effective Date, she will repay to the Company within thirty (30) days of the date of termination, a pro rata portion of the lump sum payments, based on the number of months remaining to the third (3rd) anniversary of the Effective Date from the date of termination (by way of example, if the date of termination would occur eighteen (18) months remaining until the third (3rd) anniversary of the Effective Date, then the Executive would repay fifty percent (50%) of the lump sum payment to the Company). The indicated repayment amount is not subject to offset or any other reduction for any prior withholdings or deductions (i.e., tax withholdings).

Notwithstanding the above, in the event that the Executive's employment is terminated without Cause (as defined below) or terminated by the Executive for Good Reason (as defined below) at any time during the six (6) month period following a Change in Control (as defined below), the lump sum payments will cease to be subject to the claw-back provisions, and she will not be required to repay any portion thereof to the Company or its successor.

2.3    Sign-On Cash Compensation

The Company will pay Executive, within thirty (30) business days of relocation, a sign-on bonus of US $80,000, based on an anticipated bonus payment from Executive's prior employer. This amount will be treated as taxable income. If the Executive's employment is terminated other than (i) for Good Reason (as defined below) or (ii) without Cause (as defined below) by the Company, before the third (3rd) anniversary of the Effective Date, she will repay to the Company within thirty (30) days of the Date of Termination, a pro rata portion of the lump sum payment, based on the number of months remaining to the third (3rd) anniversary of the Effective Date from the Date of Termination (by way of example, if the Date of Termination would occur with eighteen (18) months remaining until the third (3rd) anniversary of the Effective Date, then the Executive would repay fifty percent (50%) of the lump sum payment to the Company). The indicated repayment amount is not subject to offset or any other reduction for any prior withholdings or deductions (i.e., tax withholdings).

Notwithstanding the above, in the event that the Executive's employment is terminated without Cause (as defined below) or terminated by the Executive for Good Reason (as defined below) at any time during the six (6) month period following a Change in Control (as defined below), the lump sum payments will cease to be subject to the claw-back provisions, and she will not be required to repay any portion thereof to the Company or its successor.

2.4    Standards of Performance and Time Commitments

The Executive will, at all times, faithfully, industriously, and to the best of her ability, experience and talents, perform all of the duties required of and from her pursuant to the terms of this Agreement. During the Executive's employment, the Executive shall devote substantially all of her working time and attention to her duties with the Patheon Group and shall render no material business services to any other person or company; provided, however, it shall not be a violation of this Agreement for the Executive, subject to the requirements of Article 6, to (a) to spend reasonable amounts of time to manage her personal, financial and legal affairs; (b) to fulfill speaking engagements; and (c) with the Company's consent, which will not be unreasonably withheld, to serve on civic, charitable, not-for-profit, industry or other for profit corporate boards, so long as such activities do not materially interfere with the performance of the Executive's duties or responsibilities under this Agreement.

ARTICLE 3
COMPENSATION AND BENEFITS
3.1    Base Salary

The Company shall pay the Executive an annualized base salary ("Annual Base Salary") at a rate of $350,000, payable pursuant to the Company's regular payroll practices for its executives in effect at the time. For fiscal year 2011, the Executive's Annual Base Salary will be prorated from the Effective Date. The Annual Base Salary shall be reviewed by the Chief Executive Officer at such time as the salaries of other senior executives of Patheon are reviewed generally.

3.2	Executive Performance Bonus

The Executive shall be eligible to participate in an annual performance incentive plan under terms and conditions no less favorable than other senior executives of the Company; provided that the Executive's target bonus shall not be less than forty-five percent (45%) of her Annual Base Salary. The Executive's payment under the annual performance incentive plan shall be based on meeting predetermined personal objectives and Patheon's financial performance. The personal objectives will be set by the Chief Executive Officer, and the financial performance measures will be set by the Chief Executive Officer. For fiscal year 2011, the annual performance bonus will be prorated from the Effective Date. For fiscal year 2011, the Company agrees to a guaranteed payment in lieu of bonus of (gross) $35,000, payable in the same time frame as other similarly situated executives receiving fiscal-year 2011 bonus payments.

Generally, the annual performance bonus, if earned, will be paid to the Executive by the Company in the same manner and payment period applicable under the annual performance incentive plan and state law, but in no event later than two and a half months after the later of (i) the end of the applicable performance period, or (ii) the end of the calendar year in which the performance period ends. Except as expressly provided herein, nothing contained in this Section 3.2 will guarantee the Executive any specific amount of incentive compensation, or prevent the Chief Executive Officer from establishing performance goals and compensation targets applicable only to the Executive.

3.3	Stock Options

(a)
The Executive shall be eligible to participate in Patheon's 2011 Amended and Restated Incentive Stock Option Plan (the “Stock Option Plan”) and shall be eligible to be awarded options to acquire Patheon's restricted voting shares from time to time in accordance with the terms of such Stock Option Plan and related stock option award agreement (together, with the Stock Option Plan, the "Stock Option Related Documents").

(b)	Subject to approval of the Board of Directors at a meeting following the Effective Date, the Executive will be granted options to acquire two hundred fifty thousand

(250,000) of Patheon's restricted voting shares, which options shall be granted subject to the Stock Option Related Documents. Except as otherwise provided in the Stock Option Related Documents, the options will vest in five (5) equal installments on each of the first five (5) anniversaries of the Effective Date, subject to the Executive's continued employment with the Patheon Group until the relevant vesting dates. The subscription price for the shares under option will be the market price (as defined in the Stock Option Plan) on the date of grant. All options granted to the Executive will expire ten (10) years from the date of grant.

(c)
During the Executive's employment, at the discretion of the Board or its delegate, the Executive also will be eligible to receive additional options and other long-term incentives under the Stock Option Plan or any similar plan adopted by Patheon from time to time in the course of its periodic review of executive compensation arrangements.

(d)
Upon the occurrence of a Change in Control, any options to purchase restricted voting shares of Patheon then held by the Executive shall, to the extent provided in the applicable Stock Option Related Documents, become immediately vested and exercisable and remain exercisable for the remaining term of such option (which remaining term shall be determined without regard to the Executive's termination of employment).

(e)	The Executive will be required to comply with the Stock Option Related Documents and the terms of any share ownership guidelines of Patheon generally, as amended from time to time.

3.4     Employee Benefits

The Executive will be entitled to participate in all employee healthcare and welfare benefits programs of the Company, in accordance with the then applicable terms, conditions and eligibility requirements of such programs that are offered from time to time to U.S. resident-based employees at the Executive's level, including medical, dental, life insurance, 401-K retirement plans and other health benefit programs.

In addition, the Executive will be entitled to four (4) weeks of vacation time, subject to the Company's vacation policy, as may be in effect from time to time, which will be pro-rated based on the Effective Date. Further, the Executive will be entitled to three (3) floating holidays annually and twenty-four (24) hours for emergency time off annually, each in accordance with the Company's policies, as may be in effect from time to time, and pro-rated for 2011 based on the Effective Date.

3.5     Perquisites

Executive will be entitled to an allowance of $ 1,200 USD per month for car-related expenses, subject to the normal statutory and withholding deductions.

3.6    Reimbursement of Business Expenses

The Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses actually and properly incurred by the Executive during the Executive's employment in connection with carrying out her duties hereunder in accordance with the Company's policies, as may be in effect from time to time.

3.7    Sarbanes-Oxley Act Loan Prohibition

To the extent that any Company or Patheon Group benefit, program, practice, arrangement or this Agreement would or might otherwise result in the Executive's receipt of an illegal loan (the “Loan”), the Company shall use commercially reasonable efforts to provide the Executive with a substitute for the Loan that is lawful and of at least equal value to the Executive. If this cannot be done, or if doing so would be significantly more expensive to the Company than making the Loan, the Company need not make the Loan to the Executive or provide her a substitute for it.

ARTICLE 4
TERMINATION OF EMPLOYMENT

4.1    Death or Incapacity

(a)	The Executive's employment shall be immediately terminated without notice by the Company upon the death of the Executive.

(b)
If the Company determines in good faith that the Incapacity (as defined below) of the Executive has occurred during the Executive's employment, it may give to the Executive written notice in accordance with Section 7.4 of this Agreement of its intention to terminate the Executive's employment; provided that such notice is provided no later than one hundred fifty (150) days following the Executive's first day of Incapacity. In such event, the Executive's employment shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the "Incapacity Effective Date"), provided that, within such thirty (30) day period after such receipt, the Executive has not returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Incapacity" shall mean the failure of the Executive to perform her duties under this Agreement for at least ninety (90) consecutive business days as a result of any medically determinable physical or mental impairment. The determination of Incapacity shall be made by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive's legal representative.

4.2    Cause

The Executive's employment with the Company may be terminated with or without Cause.

4.3    Good Reason

The Executive's employment with the Company may be terminated by the Executive with or without Good Reason.

4.4    Notice of Termination

Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party in accordance with Section 7.4. For purposes of this Agreement, a "Notice of Termination" means a written notice which (a) indicates the specific termination provision in this Agreement relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (c) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive, respectively, hereunder or preclude the Company or the Executive, respectively, from asserting such fact or circumstance in enforcing the Company's or the Executive's rights hereunder.

4.5    Date of Termination

"Date of Termination" means (a) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (b) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (c) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be. The Company and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Section 4.5 constitutes a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”

4.6    Resignation from All Positions

Notwithstanding any other provision of this Agreement, upon the termination of the Executive's employment for any reason, unless otherwise requested by the Board of Directors, the Executive shall immediately resign as of the Date of Termination from all positions that she holds or has ever held with the Patheon Group (and with any other entities with respect to which the Patheon Group has requested the Executive to perform services). The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but she shall be treated for all purposes as having so resigned upon termination of her employment, regardless of when or whether she executes any such documentation.

ARTICLE 5
OBLIGATIONS OF THE COMPANY UPON TERMINATION

5.1    Good Reason; Other than for Cause

If the Company shall terminate the Executive's employment other than for Cause, or if the Executive shall terminate the Executive's employment for Good Reason:

(a)
The Company shall pay, or cause to be paid, to the Executive in a lump sum in cash the sum of: (i) that portion of the Executive's Annual Base Salary earned but not previously paid through the Date of Termination; (ii) reimbursement of expenses incurred on or before the Date of Termination in accordance with Section 3.5, above; and (iii) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (i), (ii), and (iii) shall be hereinafter referred to as the "Accrued Obligations"). The Accrued

Obligations shall be paid on the regular payday following the Date of Termination.

(b)
Subject to Executive's compliance with Section 5.3, Article 6 and Schedule B, the Company shall pay, or cause to be paid, to the Executive an amount equal to twelve (12) months' Base Salary, plus payment of any performance bonus set forth in Section 3.2 above for performance periods completed prior to the Date of Termination. Such amount shall generally be paid in cash in twelve (12) equal monthly installments beginning within sixty (60) days after the Date of Termination or such later date set forth in Section 7.8. Notwithstanding the foregoing, if the severance benefit described in this Section 5.1(b) exceeds two (2) times the lesser of (i) the Executive's annual compensation or (ii) the compensation limit in effect under Section 401(a)(17) of the Code for the calendar year including the Date of Termination, any amounts not yet paid as of the “short-term deferral date” shall be paid in a lump sum on the “short-term deferral date.” The “short-term deferral date” is the date that is two and one-half months after the end of the later of (i) the calendar year containing the Date of Termination or (ii) the Company's fiscal year containing the Date of Termination.

(c)
To the extent not theretofore paid or provided, Company (or Patheon, as the case may be) shall pay or provide, or cause to be paid or provided, to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Patheon Group (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"), in accordance with the terms and normal procedures of each such plan, program, policy or practice or contract or agreement, based on earned, accrued or vested benefits through the Date of Termination.

If the Executive receives payments and benefits pursuant to this Section 5.1, then the Executive shall not be entitled to any other severance pay or benefits under any severance plan, program or policy of any member of the Patheon Group, unless otherwise specifically provided therein in a specific reference to this Agreement; provided, however, in the event any payment is made, or required to be made, under any such severance plan, program or policy, then the amounts payable under this Section 5.1 shall be reduced by such amount.

5.2    Death or Incapacity; Cause; Other than for Good Reason

If the Executive's employment is terminated due to death or Incapacity or for Cause, or if the Executive voluntarily terminates her employment without Good Reason, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive her Accrued Obligations through the Date of Termination and the Other Benefits earned, accrued, or vested through the Date of Termination, in each case to the extent not theretofore paid or provided. All Accrued Obligations shall be paid to the Executive in accordance with Section 5.1(a) and the Other Benefits shall be paid to the Executive in accordance with Section 5.1(c). The Company (and the Patheon Group) will have no further obligation to pay any compensation of any kind (including, without limitation, any bonus or portion of a bonus that otherwise may have become due and payable to the Executive with respect to the year in which such Date of Termination occurs), or severance payment of any kind, nor will the Company (or the Patheon Group) have any obligation to make any payment in lieu of notice.

5.3    Release

Notwithstanding anything contained herein to the contrary, the Company shall only be obligated to make the payments under Section 5.1(b) if, in addition to the other contingencies under Section 5.1(b): (a) within the sixty- (60-) day period after the Date of Termination, the Executive executes a general release, in a form provided by the Company, of all current or future claims, known or unknown, against the Patheon Group, its officers, directors, shareholders, employees and agents arising on or before the date of the release, including but not limited to all claims arising out of the Executive's employment with the Patheon Group or the termination of such employment, and (b) the Executive does not revoke the release during the seven- (7-) day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or any similar revocation period, if applicable. The Company shall be obligated to provide such release to the Executive promptly following the Date of Termination.

ARTICLE 6
RESTRICTIVE COVENANTS

6.1    In General

(a)
The Executive acknowledges and agrees that the Patheon Group is a business engaged in the sale of commercial pharmaceutical manufacturing capabilities and/or pharmaceutical development services, and during the Executive's employment, the Patheon Group's business may expand or change (“the Patheon Group's Business”). Any such expansions and changes shall expand or change the Executive's obligations under this Agreement accordingly. The Patheon Group's Business is international in scope and without geographical limitation and the Patheon Group has valuable business relationships within its industry throughout the world.

(b)
By virtue of the Executive's employment by and position with the Company: (i) the Executive has or will have access to confidential and proprietary information of the Patheon Group, including valuable information about its business operations and methods and the persons with whom it does business in various locations throughout the world that is not generally known to, or readily ascertainable by, the Patheon Group's competitors, and the Executive understands that the continued success of the Patheon Group depends upon the use and protection of a large body of confidential and proprietary information, and (ii) the Executive has specialized knowledge of, and has received or will receive specialized training in, the Patheon Group's Business.

(c)
The Executive authorizes the Company to disclose this Agreement to Executive's future or prospective employers along with notification of the Company's intent to exercise all rights it has to seek enforcement of its terms.

6.2    Confidentiality Undertaking

The Executive confirms that she is bound by the provisions of the Confidentiality Undertaking covenant set out in Schedule B hereto.

6.3    Non-Compete, Non-Solicitation

(a)
During the Executive's employment with the Company and for one (1) year thereafter (the "Non-compete Period"), the Executive shall not engage in any of the following activities (except in connection with his/her duties for the Company):

(i)	engage in any business activity that competes with the Patheon Group's Business within the geographical areas set forth in Section 6.3(b);

(ii)
within the geographical areas set forth in Section 6.3(b), solicit or do business which is the same, similar to or otherwise in competition with the business engaged in by the Patheon Group, from or with persons or entities: (a) who are customers of the Patheon Group; (b) whom Executive or someone for whom Executive was responsible solicited, negotiated, contracted, serviced or had contact with on the Patheon Group's behalf; (c) who were customers of the Patheon Group at any time during the last year of the Executive's employment with the Patheon Group; or (d) to whom the Patheon Group had made proposals to do business at any time during the last year of the Executive's employment with the Company; or

(iii)	offer employment to or otherwise solicit for employment any employee or other person who had been employed by the Patheon Group during the last year of the Executive's employment with the Company;

(iv)
within the geographical areas set forth in Section 6.3(b), be employed (or otherwise engaged) in (i) a management capacity, (ii) other capacity providing the same or similar services which the Executive provided to the Patheon Group, or (iii) any capacity connected with competitive business activities, by any person or entity that engages in the same, similar or otherwise competitive business as the Patheon Group;

(v)	directly or indirectly take any action which is materially detrimental or otherwise intended to be adverse to the Patheon Group's goodwill, name, business relations, prospects and operations.

(b)
The restrictions set forth in this Section 6.3 apply to the following geographical areas: (i) the Research Triangle Park, North Carolina metropolitan area; (ii) the Cincinnati, Ohio metropolitan area; (iii) any city, metropolitan area, county (or similar political subdivisions in foreign countries) in which the Patheon Group is located or does or, during the Executive's employment with the Company, did business; (iv) any city, metropolitan area, county (or similar political subdivisions in foreign countries) in which the Executive's services were provided, or for which the Executive had responsibility, or in which the Executive worked on Patheon Group projects, while employed by the Company.

(c)
If, at the time of enforcement of this Section 6.3, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Executive agrees that they be “blue-penciled” or rewritten by the court to the extent necessary to render them enforceable. In addition, the time period specified in this Section 6.3 shall be tolled and shall not run during any time the Executive is in violation of Section 6.3 or period(s) of time required for legal action to enforce the provisions of this Section 6.3.

6.4    Remedies

Because the Executive has access to Confidential Information (as defined in Schedule B), the Executive understands and agrees the Patheon Group would suffer irreparable harm from a breach of this Agreement and that money damages would not be an adequate remedy for any such breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement (including Schedules A and B), the Patheon Group and its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security) as well as court costs and reasonable attorney's fees.

6.5    Acknowledgements

The Executive agrees and acknowledges that the promises and obligations made by the Company in this Agreement (specifically including, but not limited to, the payments and benefits provided for under Section 5.1(b) and (d) hereof) constitute sufficient consideration for the covenants contained in this Article 6 and Schedule B. The Executive further acknowledges that it is not the Patheon Group's intention to interfere in any way with her employment opportunities, except in such situations where the same conflict with the legitimate business interests of the Patheon Group. The Executive agrees that she will notify the Company in writing if she has, or reasonably should have, any questions regarding the applicability of this Article 6 and Schedule B.

6.6    Survival

Subject to any limits on applicability contained therein, this Article 6 and Schedule B shall survive and continue in full force in accordance with their respective terms, notwithstanding any expiration or termination of this Agreement.

ARTICLE 7
GENERAL PROVISIONS

7.1    Entire Agreement

This Agreement, together with Schedules A and B attached hereto and incorporated herein by reference, when executed by both parties shall constitute the entire agreement pertaining to the Executive's employment and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, pertaining to the Executive's employment, and there are no representations, undertakings or agreements of any kind between the parties respecting the subject matter hereof except those contained herein. The recitals set forth above are incorporated herein by this reference with the same force and effect as if set forth herein as agreements of the parties. This Agreement supersedes the offer letter between the parties, datedJuly 14, 2011.

7.2    Severability

If any provision of this Agreement is declared void or unenforceable, such provision shall be deemed severed from this Agreement to the extent of the particular circumstances giving rise to such declaration and such provision as it applies to other persons and circumstances and the remaining terms and conditions of this Agreement shall remain in full force and effect.

7.3    Representations
The Executive represents and warrants that (a) she is not a party to any contract, understanding, agreement or policy, whether or not written, with her current employer (or any previous employer) or otherwise, that would be breached by the Executive's entering into, or performing services under, this Agreement and (b) will not knowingly use any trade secret, confidential information, or other intellectual property right of any other party in the performance of her duties hereunder. The Executive will indemnify, defend, and hold each member of the Patheon Group harmless, from any and all suits and claims arising out of any breach of such restrictive contracts, understandings, agreements or policies.

7.4	Notices

All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Ms. Rebecca Holland New
201 Reading Road
Flemington, New Jersey 08822

If to the Company:

Patheon Pharmaceuticals Services Inc.
4721 Emperor Blvd., Suite 200
Durham, NC 27703
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

7.5    Withholding

The Company may withhold from any compensation and benefits payable under this Agreement all federal, state, city and other taxes or amounts as shall be determined by the Company to be required to be withheld pursuant to applicable laws, or governmental regulations or rulings. The Executive shall be solely responsible for the satisfaction of any taxes (including employment taxes) imposed on employees and penalty taxes on nonqualified deferred compensation.

7.6    Waiver

The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

7.7    Successors

(a)
This Agreement is personal to the Executive and is not assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company, the other members of the Patheon Group, and their respective successors and assigns.

(b)
The Company, at its discretion, may assign this Agreement, and will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Patheon or the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

7.8    Compliance with Section 409A of the Code

(a)
Although the payments and benefits provided under this Agreement are intended to be exempt from the application of, or otherwise comply with, the requirements of Section 409A of the Code (“Section 409A”), the tax treatment of the payments and benefits provided under this Agreement is not warranted or guaranteed. Specifically, any taxable benefits or payments provided under this Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the involuntary separation pay exceptions to Section 409A to the maximum extent possible. This Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A upon the Executive.

(b)
If neither the “short-term deferral” nor the involuntary separation pay exceptions to Section 409A described above applies to a benefit, payment or reimbursement under this Agreement, then notwithstanding any provision herein to the contrary, the remaining provisions of this Section 7.8(b) shall apply.

(i)
If the Executive is a "specified employee," as determined under the Company's policy for identifying specified employees on the Date of Termination, then to the extent required in order to comply with Section 409A, all payments and benefits provided under this Agreement that constitute a "deferral of compensation" within the meaning of Section 409A, that are provided as a result of a "separation from service" within the meaning of Section 409A and that would otherwise be paid or provided during the first six months following such Date of Termination shall be accumulated through and paid or provided (together with interest on the delayed amount at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the Date of Termination) within thirty (30) days after the first business day following the sixth (6th) month anniversary of such Date of Termination (or, if the Executive dies during such six-(6-)month period, then within thirty (30) days after the Executive's death).

(ii)	To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement that will not be excluded from

Executive's income when received is subject to the following requirements: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year can not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

(c)
Although the Company will endeavor to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Patheon Group nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive or other taxpayer as a result of the Agreement. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

NOW THEREFORE, the parties below have entered into this Agreement as of the date first written above.

PATHEON PHARMACEUTICALS SERVICES INC.

By: /s/ James C. Mullen

Name: James C. Mullen

Title: Chief Executive Officer

EXECUTIVE

SIGNED, SEALED AND DELIVERED    )
in the presence of            )
)
________________________________    )
Name of Witness:                      Rebecca Holland New

SCHEDULE A
TO
EMPLOYMENT AGREEMENT WITH
Rebecca Holland New

POSITION DESCRIPTION

The functions and responsibilities of the Senior Vice President, Human Resources will include the following:

A.	SCOPE AND GENERAL RESPONSIBILITIES:

•
The Executive will develop and provide oversight for the Global Human Resources Strategy for the Company and the Patheon Group and have responsibility for projects, which may be highly complex and involve creation and oversight of specialty teams.

•	The Executive will advise, support, assist, coordinate and collaborate on initiatives for the CEO, Executive Committee and members of Senior Management.

•	The Executive will be a member of the Compensation Committee and the Executive Committee of Patheon.

•
The Executive will participate in the strategic planning process and development of execution plans relating to the global Human Resources function, monitoring progress of those plans against objectives.

B.	MANAGEMENT:

•
The Executive is responsible for the functional leadership and coordination of the Global Human Resources function and will administratively direct the activities of the corporate Human Resources team.

•	The Executive is responsible for developing and mentoring members of her global team and the Executive Committee.

C.	ETHICS, CULTURE, POLICY & PUBLIC REPRESENTATION:

•
The Executive will ensure global employees comply with established ethics, confidentiality and other practices, including but not limited to, Patheon's Code of Business Conduct, Insider Trading Policies, or other country specific policies.

•	Position will be responsible for setting corporate policies in compliance with local labor laws.

•	Position will provide leadership and input into internal and external communications.

This position description is not intended as a complete list of all responsibilities and responsibilities may change.

SCHEDULE B
TO
EMPLOYMENT AGREEMENT WITH
Rebecca Holland New
_________________________________________________________________________

CONFIDENTIALITY, INVENTIONS ASSIGNMENT AND RETURN OF PROPERTY
UNDERTAKING

In consideration of Rebecca Holland New (the "Executive") accepting an employment agreement between the Executive and Patheon Pharmaceuticals Services Inc. (the “Company”) dated August 15, 2011, (the "Agreement") to which this Confidentiality, Inventions Assignment and Return of Property Undertaking (“Confidentiality Undertaking”) is attached as Schedule B, the Executive undertakes and covenants with the Patheon Group (as defined in the Agreement) as follows:

1.	CONFIDENTIAL INFORMATION

Executive acknowledges that all Confidential Information (defined below) is the sole and exclusive property of the Patheon Group (or a third party providing such information to the Patheon Group). At all times during Executive's employment and thereafter, Executive will hold in strictest confidence and will not use, disclose, copy or remove from the Patheon Group premises any Confidential Information, nor aid third parties in obtaining or using any Confidential Information, nor access or attempt to access any Patheon Group computer systems, networks or any resources or data that resides thereon, except as such use, disclosure, copying, removal or access may be required in connection with Executive's employment and only then in accordance with applicable Patheon Group policies and procedures and solely for the Patheon Group's benefit. Executive further acknowledges that the applicable Patheon Group policies and procedures referenced in the preceding sentence include but are not limited to the following and apply regardless of whether or not the information is Confidential Information: (i) no forwarding of electronic files, data, emails or other information to home, personal or external email accounts even for the purpose of working remotely; (ii) no use of thumb drives, flash drives or other portable devices or copying methods without the express written consent of the Company; (iii) no copying of hard copy documents for removal from the worksite even for the purpose of working remotely; (iv) emails, voicemails or other communications, whether written, verbal, electronic or otherwise, sent to Executive are for his/her eyes/ears only and are not to be shared with any other employee or person, except with the express consent of the sender; and (v) violation of policies and procedures regarding Patheon Group information is grounds for immediate termination for Cause. Additionally, Executive will notify the Patheon Group of any known or suspected unauthorized use, disclosure, copying or removal of Confidential Information by others.

As used in this Agreement, “Confidential Information” means any and all facts, data or information of the Patheon Group (or of third parties providing such information to the Patheon Group) that is not known by, or generally available to the public at large, that concerns the business of the Patheon Group (or third parties providing such information to the Patheon Group) whether now existing or to be developed in the future, and whether embodied in tangible or intangible form or merely remembered, including but not limited to trade secrets or other intellectual property; products, product plans, designs, ideas, concepts, costs, methods or policies; prices or price formulas; processes; procedures; raw materials; research, development or know-how; customer lists and information, information relating to customers, prospective partners, partners, parents, subsidiaries, affiliates and other entities; financial information; computer software (including design, programming techniques, flow charts, source code, object code, and related information and documentation); products and services; inventory lists; market and/or product research and development data; business strategies and methodologies, strategic or business plans, training manuals and methodologies; employee phone and address lists, personnel data, incentive packages, compensation data and employee performance data; and all other information of any kind or character relating to the development, improvement, manufacture, sale, or delivery of products or services by the Patheon Group.

If Executive is required to disclose Confidential Information pursuant to a court order or such disclosure is necessary to comply with applicable law or defend against claims, Executive shall: (i) notify the Patheon promptly before any such disclosure is made; (ii) at Patheon's request and expense take all reasonably necessary steps to defend against such disclosure, including defending against the enforcement of the court order, other government process or claims; and (iii) permit the Patheon Group to participate with counsel of its choice in any related proceeding.

2.    INVENTIONS

a.
Inventions. Subject to paragraph 2b., Executive agrees that all right, title, and interest in and to (i) all discoveries, designs, ideas, works of authorship, and inventions created, conceived, reduced to practice, or otherwise developed, in whole or in part, by Executive, whether jointly or individually, during Executive's employment or within three years following termination of employment for any reason whatsoever; (ii) all improvements, modifications, and derivative works to and of any of the foregoing in (i); and (iii) all patent, copyright, trademark, trade secret and other intellectual property rights in any of the foregoing in (i) and (ii) (all the foregoing in (i)-(iii), collectively, the "Inventions") will be owned solely and exclusively by the Company. Without limiting the foregoing, all copyrightable subject matter included in the Inventions shall constitute “work made for hire” under applicable copyright law. Executive will:

(i)	promptly and fully disclose and describe, in detail satisfactory to the Company, all such Inventions in writing to the Company;

(ii)
irrevocably and unconditionally assign, and Executive does hereby irrevocably and unconditionally assign, to the Company, without further compensation or other consideration, any and all of Executive's rights, title and interest in and to the Inventions, including without limitation (1) all rights to collect royalties for any use, and pursue remedies for any infringement, misappropriation, or other violation, thereof and (2) all applications for letters of patent, copyright registrations, trademark, service mark, and trade dress registrations, and industrial design or other forms of protection granted for the Inventions throughout the world;

(iii)
deliver promptly to the Company, upon request and in the form and manner prescribed by the Company (without charge to the Company but at the Company's expense), including without limitation Executive's notarized signature in execution of, the written instruments described in paragraph b. and perform all other acts deemed necessary by the Company to obtain and maintain the instruments and to transfer all rights and title thereto to the Company in accordance with this Agreement; and

(iv)	promptly render all assistance that may be required by the Company to enable it to protect or exploit the Inventions in any country of the world.

In addition, Executive does hereby waive and agree never to assert any rights in the Inventions, and any part or parts thereof, that are not susceptible of assignment by Executive under applicable law, including, but not limited to, any moral rights or the right to the integrity or attribution of the Inventions, or any other right to be associated with the Inventions as its author, inventor, or user by name or under a pseudonym or the right to remain anonymous.

b.	Excluded Inventions. The provisions of paragraph 2a. will not apply to Inventions which fulfill all of the following criteria:

(i)	Inventions for which no equipment, supplies, facility or Confidential Information belonging to the Company were used; and

(ii)	Inventions that do not relate to the business of the Company or to the Company's actual or demonstrably anticipated processes, research or development; and

(iii)	Inventions that do not result from any work performed by Executive for the Company.

3.    RETURN OF COMPANY PROPERTY

Upon the Company's request and, in any event, upon the cessation of Executive's employment with the Company, Executive will return to the Company all Confidential Information in Executive's possession or control, along with all Company property, including but not limited to keys, pass cards, identification cards, computer hardware and software, manuals, passwords, customer lists, sales records, business plans, any data concerning customers of the Company, brochures of the Company and of any competitor, all corporate records, policy handbooks, receipts, documents, records, files and other documents in whatever form they exist, whether electronic, hard copy or otherwise, and all copies, notes or summaries thereof. Any and all such documents contained on Executive's personal computer or devices shall be printed, delivered to the Company and thereafter deleted from the personal computer/device. These documents and items must be returned whether in Executive's possession, work area, home, vehicle or in the wrongful possession of any third party with Executive's knowledge or acquiescence, and whether prepared by the Company or any other person or entity.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

/s/ Rebecca Holland New (Seal) Executive's Signature Rebecca Holland New Print Executive Name The signature above was witnessed by: /s/ Dianelle S. King Witness' Signature Dianelle S. King Witness' Name	Date: 9 December 2011 Date: 9 December 2011